Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

February 26, 2024

Board of Directors

Hess Corporation

1185 Avenue of the Americas

New York, NY 10036

Re:	Registration Statement on Form S-4 of Chevron Corporation, filed February 26, 2024 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 22, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Chevron Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Company Common Stock”), of Hess Corporation (the “Company”) of the exchange ratio of 1.025 shares of common stock, par value $0.75 per share, of Parent to be paid to such holders for each share of Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 22, 2023, by and among Parent, Yankee Merger Sub Inc., a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Hess’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Hess Board’s Recommendations and Its Reasons for the Transaction,” “The Merger—Opinion of Hess’ Financial Advisor”, and “The Merger—Hess Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)